Winner Medical Announces Receipt of Non-Binding Going Private Proposal

SHENZHEN, China, April 2, 2012 -- Winner Medical Group Inc. (Nasdaq: WWIN) (“Winner Medical” or the “Company”), a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, today reported that its board of directors (the “Board of Directors”) has received a preliminary, non-binding proposal from its chairman and chief executive officer, Mr. Jianquan Li (“Mr. Li”). Mr. Li proposes to acquire all of the outstanding shares of the Company’s common stock not currently owned by him and his wife, Ms. Ping Tse, at a proposed price of $4.30 per share in cash as part of a going private transaction. Mr. and Mrs. Li currently beneficially own approximately 73.95% of the Company’s common stock. A copy of the text of the proposal letter to the Board of Directors is set forth below.

In response, the Board of Directors formed a special committee of independent directors, consisting of Messrs. Wenzhao Liang, Xuedong Wu and Lawrence Xiaoxia Pan, to consider this proposal and any alternative transactions. The special committee elected Mr. Wenzhao Liang as its chairman, and the special committee has been authorized to retain independent financial advisors and legal counsel to assist it in its work. The Board of Directors cautions the Company’s shareholders, and others considering trading in its securities, that it has only received a proposal. No decision has been made with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that a transaction with Mr. Li or any other transaction will be approved or consummated. The Company is not obligated to make, and does not at this time anticipate making, any further public statements about this matter or the activities of the special committee unless and until either the Company enters into a definitive agreement for a transaction or the special committee determines that no such transaction will be effected.

About Winner Medical

Winner Medical is a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, according to industry trade association statistics. The Company has fourteen wholly-owned subsidiaries and four joint ventures, which manufacture and sell tailored medical dressings and disposables, as well as non-woven fabric made from natural cotton. With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of high-quality products, from surgical and wound care to consumer goods in China and abroad. Its products include those with FDA, CE mark, TUV and other global standard certifications and the Company holds 54 domestic and international patents. For nine consecutive years, the Company has ranked as one of the leading medical dressing exporters in China, with North America, Europe and Japan as its major markets. In addition, the Company distributes under its own “Winner” and “PurCotton” brand names in China. To learn more about Winner Medical, please visit Winner Medical’s website at: http://winnermedical.investorroom.com.

Forward-Looking Statements:

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein, are “forward-looking statements” including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objectives and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions and involve known and unknown risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical’s periodic reports that are filed with and available from the SEC. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Contact:

Winner Medical Group Inc.

Ms. Huixuan Chen (Fiona)
Investor Relations Manager
Phone: +86-755-2806-6858

Email: investors@winnermedical.com

ICR Inc.

Mr. Rob Koepp

Phone: +86-10-6583-7516 or +1-646-405-5171

E-mail: robert.koepp@icrinc.com

Text of the Proposal

Dear Sirs:

I, Jianquan Li, am pleased to submit this preliminary non-binding proposal (the “Proposal”) to acquire all of the common stock of Winner Medical Group Inc. (the “Company”) that are not currently owned by me or my wife Ms. Ping Tse in a going-private transaction (the “Acquisition”).

I believe that my proposal of $4.30 in cash per share of common stock of the Company, will provide a very attractive alternative to the Company’s public stockholders. My proposal represents a premium of approximately 40.1% to the volume-weighted average closing price during the last 90 trading days and a premium of approximately 26.5% to the Company’s closing price on March 30, 2012.

The terms and conditions upon which I am prepared to pursue the Acquisition are set forth below. I am confident that an Acquisition can be closed on the basis as outlined in this letter.

1.	Purchase Price.

The consideration payable for each share of common stock of the Company (other than those held by me and my wife) will be $4.30 in cash.

2.	Financing.

I intend to finance the Transaction with a combination of debt and equity capital.

a. Debt Financing.  I have held preliminary discussions with potential sources of debt financing, and expect to secure commitments for the debt financing, subject to the terms and conditions set forth therein, when the Definitive Agreements (as defined below) are executed.

b. Equity Financing.  Equity financing would be provided from my existing holdings of common stock.  I have also held preliminary discussions with certain stockholders of the Company and other potential sources of equity financing, and may make agreements with them relating to possible investments in the Acquisition.

At this time there is no arrangement whatsoever with any stockholder of the Company or potential source of debt or equity financing for the Acquisition, and I do not propose to make any commitment prior to reaching transaction terms approved by the board of directors of the Company.

3.	Due Diligence.

Parties providing financing will require a timely opportunity to conduct customary due diligence on the Company. I would like to ask the board of directors of the Company to accommodate such due diligence request and approve the provision of confidential information relating to the Company and its business to possible sources of equity and debt financing under a customary form of confidentiality agreement.

4.	Definitive Agreements.

I am prepared to negotiate and finalize definitive agreements (the “Definitive Agreements”) providing for the Acquisition and related transactions very promptly. These documents will provide for covenants and conditions typical and appropriate for transactions of this type.

5.	Confidentiality.

My wife and I intend to jointly and promptly file a Schedule 13D to disclose this Proposal and my intention as discussed with the board of directors of the Company.  However, I am sure you will agree that it is in all of our interests to proceed in a confidential manner, other than as required by law, until definitive agreements providing for a transaction have been executed or we have terminated our discussions.

6.	Process.

I believe that the Acquisition will provide superior value to the Company’s public stockholders. I recognize that the board of directors of the Company will evaluate the Proposal independently before it can make its determination to endorse the Acquisition. Given my involvement in the proposed Acquisition, I also recognize that independent members of the Board will proceed to consider the proposed Acquisition. In considering my offer, you should be aware that I am interested only in acquiring the common stock of the Company that I and my wife do not already own, and that we do not intend to sell my stake in the Company to a third party.

7.	Advisors.

I have retained Skadden, Arps, Slate, Meagher & Flom LLP as my legal counsel in connection with the Proposal and the Acquisition.

8.	No Binding Commitment.

This Proposal does not constitute any binding commitment with respect to the Acquisition or any other transaction.  Any commitment will result only from the execution of Definitive Agreements, and then will be on the terms provided in such documentation.

In closing, I would like to personally express my sincerity to work with the board of directors of the Company to bring this Acquisition to a successful and timely conclusion.  Should you have any questions regarding these matters, please do not hesitate to contact me.

Sincerely,

/s/ Jianquan Li

Jianquan Li